Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Regulation A Offering Circular on Form 1-A of Roots Real Estate Investment Community I, LLC and Subsidiaries of our report dated May 1, 2023, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021.

We also hereby consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

March 11, 2024